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                                   EXHIBIT 6.4

                      MDU COMMUNICATIONS INTERNATIONAL INC.
           DIRECTORS'/OFFICERS' NON-QUALIFIED STOCK OPTION AGREEMENT

MDU Communications International Inc., a Colorado corporation (the "Company") does hereby grant to Sheldon Nelson (the "Optionee") an option (the "Option") to purchase an aggregate of 175,000 shares (the "Shares") of the common stock without par value (the "Common Stock"), of the Company at (US) $1.00 per share (the "Option Price").

This Option is granted pursuant to and is subject in all respects to the terms and provisions of the Company's 1998 Directors'/Officers' Stock Option Plan, dated November 24, 1998 (the "Plan"), which is incorporated herein by reference. This Option is being granted to the Optionee as additional compensation for services rendered by him or it to the Company.

1. TERM. This Option shall expire at 5:00 p.m., local time in Vancouver, British Columbia, on November 24, 2003 except as otherwise provided in the Plan.

2. TIME OF EXERCISE. This Option may be exercised, in the manner hereinafter provided, as to all or part of the Shares at any time and from time to time prior to the expiration hereof; provided, that no exercise of this Option shall be for an aggregate exercise price of less than $1,000 U.S.

3. MANNER OF EXERCISE. This Option may only be exercised by written notice (the "Exercise Notice") to the Company at its principal executive offices, to the attention of its Secretary, no less than three business days in advance of the effective date of the proposed exercise. The Exercise Notice, a form of which is provided at the end of this Option for the convenience of the Optionee, shall:

(i) specify the number of Shares with respect to which the Option is being exercised;

(ii)    specify the effective date of the proposed exercise;

(iii) contain the express confirmation by the Optionee of his representations, warranties and covenants contained in Section 6 hereof;

(iv)    be signed by the Optionee;

(v) be accompanied by full payment of the Option Price for the number of Shares specified in the Exercise Notice; and

(vi)    be accompanied by a copy of the executed Option agreement.

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The Company shall deliver to the Optionee a certificate representing such
Shares registered in the name of the Optionee as soon as practicable following the effective date on which this Option is exercised; provided, however, that the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares unless and until the Company is advised by its counsel that the issuance of such Shares and the delivery of such certificates is in compliance with all applicable laws, rules and regulations of all governmental authorities and the requirements of any securities exchange or any securities association on which, or on the facilities of which, shares of the Common Stock are then listed or traded. Such delivery shall be deemed to have been made on the effective date of the exercise as specified in the Exercise Notice so that the Optionee shall be treated for all purposes as having become the record holder of the Shares specified in the Exercise Notice at such time and such exercise shall be at the Option Price in effect at such time; provided, however, that:

(a) the Company may defer the effective date of the exercise in order to allow the issuance of the Shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws; and

(b) no Exercise Notice received by the Company on a date when the stock transfer books of the Company are closed for any reason shall be effective to constitute the Optionee as the record holder of the Shares specified in the Exercise Notice on the effective date specified therein, but such Exercise Notice shall be effective to constitute the Optionee as the record holder of such shares on the next succeeding day on which such stock transfer books are open.

4. PAYMENT. Payment of the Option Price may be made, at the election of the Optionee:

(i)      in cash;

(ii)     by certified or bank cashier's check payable to the Company's order;

(iii)    by wire transfer; and

(iv) by delivery of certificates, duly endorsed or accompanied by duly executed stock powers with all transfer tax stamps, if any, required affixed, representing shares of the Common Stock, with a Fair Market Value (as defined in the Plan) on the effective date of exercise of this Option equal to the Option Price or by any combination of the foregoing.

5. NON-TRANSFERABILITY OF OPTION. Neither this Option nor any interest herein may be transferred, sold, assigned, alienated, pledged or otherwise encumbered, in whole or in part, otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Internal Revenue Code of 1986, as amended). The terms of this Option shall be binding upon the executors, administrators, heirs, successors and

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assigns of the Optionee. This Option, during the lifetime of the Optionee, may be exercised only by the Optionee.

6. NON-TRANSFERABILITY OF SHARES. The Optionee, by acceptance hereof, hereby represents, warrants and agrees that, upon exercise of this Option, unless the Shares are then covered by an effective registration statement under the SECURITIES ACT OF 1933, as amended (the "Act"):

(i) the Shares are being acquired for investment and not with a view towards the public distribution or resale thereof;

(ii) the Optionee will not sell, transfer or assign any Shares except in compliance with the Act and the Rules and Regulations thereunder;

(iii) the certificate representing the Shares may bear an appropriate restrictive legend; and

(iv) the transfer agent of the Company may place a stop transfer notation with respect to the Shares in the stock transfer books of the Company. The Optionee further acknowledges that the Company is not required to file and cause to become effective any registration or qualification of the Shares under the Act or any state securities laws.

7. OPTION SUBJECT TO PLAN. This Option agreement is in all respects subject to the terms of the Plan. If and to the extent that the terms of this Option conflict with the terms of the Plan, the terms of the Plan shall supersede any conflicting terms of this Option.

8. ACCEPTANCE BY OPTIONEE. Acceptance of this Option by the Optionee shall be deemed the agreement of the Optionee to all of the terms hereof and of the Plan, and the agreement of the Optionee to accept as binding, conclusive, and final all decisions and interpretations of the Committee (as defined in the Plan) or the Board of Directors upon any questions arising under the Plan. As a condition to the issuance of shares of Common Stock of the Company under this Option, arrangements must be made with the Company pursuant to the Plan to satisfy any taxes required to be withheld by the Company under U.S. and Canadian Federal, state or local law as a result of the exercise of this Option prior to the delivery of any certificate or certificates for shares of Common Stock.

IN WITNESS WHEREOF, the Company has caused this Option to be executed by its officer thereunto duly authorized this 24th day of November, 1998.

MDU COMMUNICATIONS INTERNATIONAL INC.

By:          /s/ Douglas Irving
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             Corporate Secretary


            /s/ Sheldon Nelson
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    SHELDON NELSON - OPTIONEE